Exhibit 99.1

diaDexus, Inc. Reports Third Quarter 2013 Financial Results

13th Consecutive Quarter of Year-over-Year Revenue Growth

Conference Call Today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., October 29, 2013 — diaDexus, Inc. (OTCQB: DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced financial results for the third quarter ended September 30, 2013.

“With our 13th consecutive quarter of year-over-year revenue growth, we delivered another record quarter as we continue to successfully execute on our sales strategy,” said Brian Ward, Ph.D., diaDexus’ president and chief executive officer. “Our investment in enhancing the PLAC® Test brand messaging, conducting physician education, and our ongoing partnerships with cardiovascular specialty labs have continued to generate positive momentum for the sales of our PLAC Test. In addition, we recently announced that following a meeting with the Food and Drug Administration (FDA), we are advancing our clinical program to support a potential 510(k) submission of the PLAC Test for Lp-PLA2 Activity with the goal of initiating a clinical validation trial prior to the end of the first quarter of 2014. To finance this effort and to support the development of our clinical pipeline, we expanded in October our loan from Comerica bank to $10 million.”

Total revenues for the third quarter 2013 were $6.4 million as compared to $5.3 million in the third quarter 2012. This 21 percent increase was driven by increased demand for the PLAC Test. The increased volume of sales improved gross margins in the third quarter 2013 to 72.6 percent compared to 70.5 percent for the same quarter in 2012. Total operating expenses for the quarter were $6.6 million, compared to $5.4 million for the third quarter 2012. The increase in operating expenses was primarily the result of increased efforts in sales and marketing in the third quarter 2013 compared to the same quarter in 2012. Research and development and general and administrative expenses increased in the third quarter compared to the prior year period as a result of activities related to the identification of novel biomarkers for development and higher stock price, which impacted stock-based compensation. The company’s net loss for the third quarter 2013 was $0.4 million, or $(0.01) per share, compared to a net loss of $0.2 million, or $(0.00) per share, in the third quarter 2012.

Cash, cash equivalents, and investments at September 30, 2013 were $12.2 million compared to $12.0 million at June 30, 2013 and $13.6 million at December 31, 2012.

Guidance

For the full year 2013, the company is reiterating revenue guidance in the range of $24 to $25 million.

Webcast

diaDexus will host a conference call and webcast today at 4:30 p.m. ET (1:30 p.m. PT) to discuss the third quarter 2013 results. The dial-in numbers for the conference call are 1 (877) 378-9048 for domestic callers and 1 (706) 679-2272 for international. The reservation number for both is 86511580. The webcast may be accessed via the company’s website at www.diadexus.com/webcast. A replay of the webcast will be available shortly following the live webcast.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company’s PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and is manufacturing the PLAC Test for Lp-PLA2 Activity on-site. For more information, please visit the company’s website at www.diadexus.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include the factors necessary to achieve revenue guidance and product opportunity expectations for the remainder of the year such as diaDexus’ ability to gain acceptance of its PLAC® Test products in the marketplace, including its ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; diaDexus’ high degree of customer concentration, including the downward pressure that its largest customers to exert on its product pricing; the ability to continue to grow revenue at the same quarterly or annual rate; the medical device excise tax under the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and the ability to pass those costs through to customers; the ability to report under the sunshine provisions of the PPACA; diaDexus’ relationship with key customers, including GlaxoSmithKline, the licensor of Lp-PLA2; third party payors’ acceptance of and reimbursement for the PLAC® Tests; diaDexus’ ability to obtain higher selling prices with its partners when reimbursement coverage for its PLAC® Tests increases; diaDexus’ ability to develop and commercialize new products and services; various risks associated with the international expansion of diaDexus’ business; the timing of data unblinding in the Phase 3 study of darapladib being conducted by GlaxoSmithKline and its impact on the PLAC Test adoption and sales; diaDexus’ ability and timing to submit a new 510(k) application for, and obtain FDA clearance of, its new automated Lp-PLA2 Activity test; diaDexus’ ability to initiate and continue to manufacture the PLAC® Test for Lp-PLA2 Activity to meet customer demand; the adequacy of diaDexus’ intellectual property rights; diaDexus’ ability to satisfy its obligations under its license agreements, to maintain its license rights under those license agreements and to enter into any necessary licenses on acceptable terms; diaDexus’ limited revenue and cash resources; and diaDexus’ significant corporate expenses, including real estate lease liabilities and expenses associated with being a public company. Future financing needs will depend on diaDexus’ ability to continue increasing the rate of adoption for its products by physicians and its progress in expanding insurance coverage for the PLAC® Test. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent quarterly report on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Company Contacts:

diaDexus, Inc.

Brian E. Ward, Ph.D., CEO

Jean-Frédéric Viret, Ph.D., CFO

650-246-6400

investors@diadexus.com

Investor Relations:

BrewLife

Joey Fleury

415-946-1090

jfleury@brewlife.com

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DIADEXUS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Product sales	$6,314	$4,943	$17,915	$12,775
Royalty revenue	—	279	18	2,353
License revenue	76	76	229	229

Total revenues	6,390	5,298	18,162	15,357
Operating costs and expenses:
Product costs	1,753	1,558	5,468	4,875
Sales and marketing	1,749	1,297	5,671	3,929
Research and development	1,252	912	3,515	3,297
General and administrative	1,891	1,674	5,538	5,354

Total operating costs and expenses	6,645	5,441	20,192	17,455

Loss from operations	(255)	(143)	(2,030)	(2,098)
Interest income, interest expense and other income (expense), net:
Interest income	1	3	3	14
Interest expense	(93)	(99)	(278)	(302)
Other income (expense), net	(7)	(1)	340	(4)

Loss before income tax	(354)	(240)	(1,965)	(2,390)
Income tax	—	1	(5)	(2)

Net loss	$(354)	$(239)	$(1,970)	$(2,392)

Basic and diluted net loss per share:	$(0.01)	$—	$(0.04)	$(0.05)

Weighted average shares used in computing basic and diluted net loss per share	54,446,489	53,215,893	54,194,316	53,117,270

DIADEXUS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$12,176	$12,851
Short-term marketable securities	—	747
Accounts receivable	2,777	2,789
Inventories	567	134
Assets held for sale	—	300
Prepaid expenses and other current assets	938	871

Total current assets	16,458	17,692
Restricted cash	1,400	1,400
Property and equipment, net	1,005	1,250
Other long-term assets	92	142

Total assets	$18,955	$20,484

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$641	$469
Notes payable, current portion	1,214	272
Deferred revenues, current portion	306	317
Deferred rent, current portion	32	—
Unfavorable lease obligations	669	588
Accrued and other current liabilities	2,330	1,953

Total current liabilities	5,192	3,599
Non-current portion of notes payable	3,709	4,621
Non-current portion of deferred revenue	—	225
Non-current portion of deferred rent	349	363
Non-current portion of unfavorable lease obligation	1,958	2,475
Other long term liabilities	385	346

Total liabilities	11,593	11,629

Stockholders’ equity:
Preferred stock	—	—
Common stock	547	539
Additional paid-in capital	206,517	206,048
Accumulated deficit	(199,702)	(197,732)

Total stockholders’ equity	7,362	8,855

Total liabilities and stockholders’ equity	$18,955	$20,484

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